Exhibit 99.1

ContraVir Pharmaceuticals Completes Renal Impairment Study with TXL™

EDISON, N.J., February 6, 2018 - ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today the results of a Phase 1 study with TXL™ assessing the safety, pharmacokinetics and tolerability of TXL™ in patients with severe renal impairment.

The study of 16 subjects included 8 healthy subjects with normal kidney function and 8 subjects with severely impaired kidney function. Results from the study confirmed that TXL™ was safe and well tolerated in both patient groups.

Importantly, the data showed that the blood concentrations of tenofovir (TFV) in severely renally-impaired subjects receiving 50 mg of TXL™ were similar to the TFV exposure levels observed after dosing of Viread® 300 mg, the current standard of care. These findings indicate that dosing strength adjustments of TXL™ is not warranted in patients with compromised renal function.

“We are pleased with the results of this study, as the findings move us one step closer to successfully meeting the criteria for the registration filing of TXL™,” said James Sapirstein, Chief Executive Officer of ContraVir. “As expected, this study demonstrates that TXL™ continues to be well tolerated. Furthermore, the data from this study extend the validation from our previous findings in our Phase 2a study of the elimination pathway and safety of TXL™. We look forward to the continued development of TXL™ and we plan to present additional results at future scientific meetings.”

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, designed to deliver high intrahepatic concentrations of TFV while minimizing off-target effects caused by high levels of circulating TFV, recently completed a Phase 2a trial. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. In vitro and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg). For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,”

among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028